AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made the 14th day of May 2003, to be effective as indicated herein, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company"), and Thomas R. Posey ("Employee").

W I T N E S S E T H:

WHEREAS, the Employee and Mandara Spa LLC ("Mandara"), now a wholly-owned subsidiary of the Company, previously entered into an Employment Agreement dated as of September 24, 2000, as amended effective December 19,2002 (collectively, the "Prior Agreement"), and Employee and the Company now desire to further amend the terms of the Prior Agreement and replace the Prior Agreement with this Agreement and restate in this Agreement all of the terms of employment of Employee by the Company (including any subsidiary thereof), and

WHEREAS, the Company and Employee desire to provide for the revised terms of the services to be performed by Employee for the Company.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

Employment; Duties. The Company hereby employs Employee as President and Chief Operating Officer of Mandara and Employee hereby accepts such employment. Employee shall have such duties and responsibilities consistent with the position as may be determined from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company (the "CEO"), including duties with respect to affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company (each, an "Affiliate"). Among other responsibilities for which Employee is responsible hereunder, Employee shall be responsible for the operations (including those that commence after the date hereof) of the land-based resort spas of Mandara and other Affiliates located outside of Asia, Guam, the Maldives, Saipan and, except as provided in the next sentence, elsewhere in the Pacific. Notwithstanding the foregoing, Employee also shall be responsible for the operations of the land-based resort spas of the Company and its Affiliates in Bora Bora, Fiji, Hawaii, Mexico and Tahiti, and other locations in the Pacific that may be specifically identified in the future by the CEO (these resort spas for which Employee is responsible are referred to collectively herein as the "Responsible Operations"). Employee shall report to the CEO. During the term of this Agreement, Employee shall devote all his working time and effort to the conduct of his duties hereunder.

2. Effective Date; Amendment of Prior Agreement; Term. The terms and conditions of this Agreement shall be effective for a term of sixty (60) months (each calendar year, a "Year") commencing on January 1, 2003 ("Commencement Date") and terminating on December 31, 2007, ("Term") unless terminated sooner in accordance with the terms and conditions set forth below.

3. Compensation.

(a) Salary; Bonus; Etc. Effective on the Commencement Date, the Company, or any Affiliate shall pay to Employee during the Term hereof compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation:

(i) Base Salary. (A) From January1, 2003 through December 31, 2003, a base salary at the rate of Two Hundred Thousand Dollars ($200,000) per Year, and (B) a base salary at the rate of not less than Two Hundred Thousand Dollars ($200,000) per Year for each Year thereafter during the Term of this Agreement, subject to review annually by the CEO, payable in bi-weekly installments (the "Base Salary").

(ii) Incentive Bonus. (A) Employee is eligible to receive a bonus (the "Incentive Bonus") equal to Fifty percent (50%) of Base Salary tied to the average of the achieved budgeted Net Earnings (as defined below) of the Responsible Operations during each respective Year in the Term, including those Responsible Operations during part of any Year. With respect to each Year during the Term hereof, the Incentive Bonus shall be based on the collective budgets for the four fiscal quarters of each Year hereunder, which budgets include an estimate of the Net Earnings for such Year for the Responsible Operations and which budget shall have been approved for the purpose of the compensation payable hereunder by the Compensation Committee of the Board (the "Budget"). At the end of each Year, (i) if the Responsible Operations shall have met seventy-five percent (75%) of the Net Earnings set forth in the Budget ("Budgeted Net Earnings") for such Year, then Employee shall be entitled to receive an amount equal to 0.250 times the Base Salary then in effect for the Year in question, (ii) if the Responsible Operations have exceeded seventy-five percent (75%), up to and including one hundred twenty-five percent (125%) of Budgeted Net Earnings for such Year, then for each one percent (1%) increase over seventy-five percent (75%) up to and including one hundred twenty-five percent (125%), the Employee shall be entitled to receive an additional amount equal to 0.010 times the Base Salary then in effect for the Year in question; and (iii) (a) if the Responsible Operations have exceeded one hundred twenty-five percent (125%) of the Budgeted Net Earnings for such Year, then for each one percent (1%) increase over one hundred twenty-five percent (125%), the Employee shall be entitled to receive an additional amount equal to 0.0050 times the Base Salary then in effect for the Year in question. Any amount which the Employee is entitled to receive herein shall be payable within sixty (60) days after the end of such Year. Notwithstanding the foregoing, Employee shall not be entitled to receive any amount in excess of two and one-half percent (2.5%) of the collective Budgeted Net Earnings for the Responsible Operations pursuant to this Section 3(a)(ii) for such Year. For purposes of this Section 3(a)(ii), "Net Earnings" shall mean earnings of the respective Responsible Operations before taxes, interest, depreciation and amortization as determined in accordance with generally accepted accounting principles consistently applied..

(iii) Disability Insurance. During each Year during the term hereof, up to Three Thousand One Hundred Forty-seven Dollars ($3,147.) to be used toward the payment of the premium on a disability insurance policy (a "Policy") covering Employee, upon delivery to the Company of evidence reasonably satisfactory to the Company of the purchase by Employee of a Policy with an annual premium due during such Year in an amount at least equal to the amount requested by Employee under this Section 3(a)(iii).

(b) Deferred Compensation. Employee may elect, in accordance with the provisions of any deferred compensation plan agreement that may be entered into between, Employee and the Company (a "Deferred Plan"), to defer all or a portion of the amount of the Incentive Bonus payable to Employee. Any and all amounts that Employee elects to defer shall be held and administered in accordance with the terms and provisions of any such Deferred Plan.

(c) Other Benefits. During the term hereof, the Company shall provide to Employee life insurance, medical coverage and the right to participate in share option or similar plans. The Company also shall provide Employee with a private office and an annual allowance of Six Thousand Seven Hundred Fifty Dollars ($6,750.) for the use by Employee in purchasing or leasing an automobile and for the payment of insurance, maintenance and other expenses in connection with such automobile.

(d) Expense Reimbursement; Relocation. The Company shall reimburse Employee for all ordinary and necessary business expenditures made by Employee in connection with, or in furtherance of, his employment hereunder upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the CEO. In the event Employee is relocated outside of the United States, or more than fifty (50) miles from Employee's then principal place of business with the Company, then, in each case, the Company shall (i) reimburse Employee for all reasonable moving expenses necessitated by such relocation and (ii) shall make such adjustments in the compensation of Employee hereunder so that after such relocation, Employee's effective compensation shall be no less than Employee's effective compensation prior to such relocation.

4. Vacation. Employee shall be entitled to (i) four (4) weeks paid vacation per Year commencing January 1, 2003, and (ii) additional vacation days on each day that is a United States federal holiday. Notwithstanding the foregoing, Employee shall not be entitled to take in excess of two (2) consecutive weeks of vacation without the prior written consent of the CEO. The vacation provided for in this Section 4 shall be coextensive with, and not cumulative with, vacations allowed pursuant to any employment agreements or other arrangements with any Affiliates of the Company. Vacation time not used may not be accumulated from year to year. When traveling for business of the Company, Employee, at his sole discretion and at the Company's expense, shall travel via "Business" or "Club" class accommodations for international flights and domestic flights over three hours duration.

5. Termination.

(a) Death. In the event of Employee's death during the term hereof, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee's estate (i) within ten (10) days after the date of Employee's death (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and (B) any amount due to Employee as of the date of death as reimbursement of expenses under Section 3(d), above, and (ii) within sixty (60) days after the end of the Year in which Employee died, if the Budgeted Net Earnings are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii), above, calculated on a pro-rata basis to the date of death.

(b) Disability. If Employee becomes physically or mentally disabled during the term hereof so that he is unable to perform the services required of Employee pursuant to this Agreement for an aggregate of six (6) months in any twelve (12) month period (a "Disability"), the Company, at its option, may terminate Employee's employment hereunder (the date of such termination, the "Disability Date"), and, thereafter, Employee shall not be deemed to be employed hereunder (except that Employee's obligations under Section 6, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise under this Agreement, except as provided in this Section 5(b). In the event of a Disability, the Company shall pay to Employee (i) within ten (10) days after the Disability Date (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and (B) any amount due to Employee as of the Disability Date as reimbursement of expenses under Section 3(d), above; and (ii) within sixty (60) days after the end of the Year in which the Disability Date occurs, if the Budgeted Net Earnings are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii), above, calculated on a pro-rata basis to the Disability Date. Nothing in this Agreement is intended to cause the Company to be in violation of the Americans with Disabilities Act.

(c) For Cause by Company. The Company may at any time during the term hereof, without any prior notice, terminate Employee's employment hereunder upon the occurrence of any of the following events: (i) a material breach by Employee of this Agreement; (ii) a material violation by Employee of any lawful written policy or directive of the Company applicable to Employee specifically, or to officers or employees of the Company generally;(iii) Employee's excessive alcoholism or drug abuse that substantially impairs the ability of Employee to perform Employee's duties hereunder or adversely affects the name, reputation or goodwill of the Company or any Affiliate; (iv) gross negligence by the Employee in the performance of his duties under this Agreement that results in damage to the Company or any Affiliate; (v) violation by Employee of any lawful direction from the CEO, provided such direction is not inconsistent with Employee's duties and responsibilities to the Company hereunder and provided Employee has reasonable advance notice of such direction; (vi) fraud, embezzlement or other criminal conduct by Employee that results in material damage, or could reasonably be expected to result in material damage to the Company; (vii) intentional or reckless tortious conduct that results in material damage, or could reasonably be expected to result in material damage to the Company; or (viii) the committing by Employee of an act involving moral turpitude; or (ix) unless contrary to applicable law, including but not limited to the Family and Medical Leave Act, to the extent applicable, the failure by Employee to report to work without the written consent of the CEO for three (3) consecutive days, or fifteen (15) days during any thirty (30) day period as a result of illness, provided that Employee provides, within three (3) days after the end of such absence, written confirmation from a physician that such absence from work was appropriate for medical reasons. If the Company terminates Employee's employment under this Agreement pursuant to this Section 5(c), the Company shall have no further obligations to make payments or otherwise under this Agreement, except that Employee shall be entitled to receive any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, through the date that is thirty (30) days after the date that the Company gives written notice of such termination to Employee ("Termination Notice Date") within sixty (60) days after the Termination Notice Date, and (ii) amounts due to Employee as of the date of such termination as reimbursement of expenses under Section 3(d), above. Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c), irrespective of whether written notice of termination is given on such date.

(d) Termination by Employee. Employee may terminate his employment under this Agreement for any reason whatsoever by giving written notice thereof at least forty-five (45) days in advance of such termination to the CEO (the "Voluntary Notice"). The Termination Date shall be the date specified in the Employee's notice to the CEO. In the event of such termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that Employee shall be entitled to receive, as calculated as of the Termination Date, (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, (B) within sixty (60) days after the end of the Year in which Employee terminates, if the Budgeted Net Earnings are met or exceeded for the Year in question, an amount of Incentive Bonus pursuant to Section 3(a)(ii) above, calculated on a pro-rata basis to the date of termination, and (C) reimbursement of expenses pursuant to Section 3(d). Except as otherwise stated, such amounts shall be paid to Employee within sixty (60) days after the Termination Date. The Company may elect to waive the aforesaid Voluntary Notice period and terminate Employee at any time after receipt of the written notice and, in such event, Employee shall only be entitled to receive such Base Salary and Incentive Bonus through, and Employee's eligibility to receive such Incentive Bonus shall be determined, as of the date of the Company-determined termination.

For purposes of this Section 5(d), "Change in Control" of the Company shall be deemed to occur if (i) all or substantially all of the assets of the Company are sold or otherwise disposed of or the Company is liquidated or dissolved or adopts a plan of liquidation, (ii) during any period of twelve (12) consecutive months, Present Directors and/or New Directors cease for any reason to constitute at least half of the Board (for purposes of the preceding clause, "Present Directors" shall mean individuals who, at the beginning of such consecutive twelve (12) month period, were members of the Board, and "New Directors" shall mean any director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were Present Directors or New Directors); or (iii) any of the following circumstances has occurred otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of the Board: (A) any transaction as a result of which a change in control of the Company would be required to be reported in response to Item 1 (a) of the Current Report on Form 8-K as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (B) any "person" or "group" within the meaning of Sections 13 (d) and 14 (d) (2) of the Exchange Act (a) becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of twenty percent (20%) or more of the then outstanding voting securities of the Company, or (b) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Company or for any other matter or question, more than 20% of the then outstanding voting securities of the Company, except that a person or group shall be deemed to be a beneficial owner of all securities that such person or group has the right to acquire regardless of whether such right is immediately exercisable or only exercisable after the passage of time or (C) any "person" or "group" within the meaning of Sections 13 (d) and 14 (d) (2) of the Exchange Act that is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of 20% or more of the then outstanding voting securities of the Company commences soliciting proxies.

In the event of a Change in Control, this Agreement shall continue in effect unless the Employee terminates this Agreement as provided below. In the event a Change in Control occurs, Employee may terminate this Agreement by providing written notice CEO at least thirty (30) days prior to the proposed termination date. The period of time between a Change in Control and the date of the notice of termination referenced in the preceding sentence is referred to herein as the "Change in Control Period". In the event that Employee so notifies the Company that he wishes to terminate this Agreement, then Employee shall be entitled to receive from the Company, within ten (10) days after the Change in Control Period, (i) an amount equal to one (1) times Base Salary pursuant to Section 3(a)(i), above, then in effect and (ii) within sixty (60) days after the end of the Year in which Employee terminates, if the Budgeted Net Earnings are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii) above, calculated on a pro-rata basis to the date of termination; and (iii) any amount due to Employee as of the date of such termination including reimbursement of expenses pursuant to Section 3(d).

(e) Without Cause by Company. In the event that during the term hereof the Company terminates Employees employment hereunder other than for cause pursuant to Section 5(c) above, then the Company shall pay to Employee within ten (10) days after the date of such termination (except as otherwise provided herein) as specified by the Company: (A) an amount equal to twelve (12) months of Base Salary then in effect pursuant to Section 3(a)(i) above, as of the date of such termination, (B) within sixty (60) days after the end of the Year in which Employee was terminated, if the Budgeted Net Earnings are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii) above, calculated on a pro-rata basis to the date of termination, (C) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(d) above and (D) accrued unused vacation.

(f) By Employee for Illness. In the event that during the term hereof Employee becomes ill such that, in the written opinion of a physician reasonably acceptable to the Company, it would not be advisable for Employee to continue his employment with the Company hereunder, Employee may terminate his employment hereunder upon reasonable notice to the Company and, in such event, Employee shall not be deemed to have breached this Agreement as a result of such termination. In the event of such termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee (i) within ten (10) days after the date of such termination (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above and (B) any amounts due to Employee as of the date of termination as reimbursement of expenses under Section 3(d), above, and (ii) within sixty (60) days after the end of the Year in which Employee terminated, if the Budgeted Net Earnings are met or exceeded for the Year in question, an amount of the Incentive Bonus pursuant to Section 3(a)(ii), above, calculated on a pro-rata basis to the date of such termination.

6. Non-Competition; Confidentiality; etc. All references to the "Company" in this Section 6 shall include all Affiliates.

(a) Acknowledgment. Employee acknowledges and agrees that (i) in the course of Employee's employment by the Company, it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the affairs of the Company (collectively, the "Confidential Information"), (ii) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 6 shall survive the termination of this Agreement for any reason and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

(b) Non-Competition. Employee covenants and agrees that during the term hereof and for a period of one (1) year following the termination of Employee's employment hereunder for any reason, Employee shall not, in any portion of the world where, or from which, the Company is then conducting, or had in the then preceding two (2) years conducted, any part of its business, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise in any Competing Business. For purposes of this Agreement, the term "Competing Business" shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (i) spa services, skin or hair care products, or degree or non-degree educational programs in massage therapy, skin care or related courses or (ii) any other services then offered or sold by the Company on board vessels or within Fifty (50) miles of any location where the Company is then offering such product or service. Notwithstanding the foregoing, Employee is not precluded from (i) maintaining a passive investment in publicly held entities provided that employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company (collectively, a "Permitted Activity").

(c) Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment hereunder, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. Employee further agrees that for two (2) years following termination of his employment hereunder for any reason, Employee shall not, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(d) Non-Solicitation of Employees, Etc. Employee agrees that during the term of his employment hereunder and thereafter for a period of two (2) years, he shall not, as a principal, agent, employee, employer, consultant, independent contractor, officer, director, shareholder or partner of any person, firm, corporation or other entity or group or in any individual representative capacity whatsoever or otherwise, directly or indirectly, without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with, the Company to leave the employ of, or terminate such independent contractor relationship with, the Company or employ or attempt to employ any such person or persons who at any time during the preceding six (6) months was in the employ of, the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(e) Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the CEO, misappropriate or disclose or make available to anyone for use outside the Company's organization at any time, either during his employment hereunder or subsequent to the termination of his employment hereunder for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company.

(f) Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the period of his employment hereunder and related to the business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of Employee's employment hereunder for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of Employee's employment under this Agreement.

(g) Return of Materials. Upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the President all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company's business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information; provided, however, that nothing in this Section 6(g) shall require Employee to deliver to the CEO any property that is owned by Employee and that contains no Confidential Information.

(h) Status of Section. The provisions of this Section 6 shall be construed as an agreement on the part of Employee independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Section 6.

7. Non-Assignment; Successors; etc. The Company may assign any of its rights, but not its obligations under this Agreement. Employee may assign his rights, but not his obligations, hereunder and the obligations of Employee hereunder, other than the obligations set forth in Section 1, above, shall continue after the termination of his employment hereunder for any reason and shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be ("Heirs"), and all of Employee's rights hereunder shall inure to the benefit of his Heirs. All of the rights of the Company hereunder shall inure to the benefit of, and be enforceable by the successors of the Company.

8. Notices. Any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Employee:

Thomas R. Posey

6425 135th Drive

Pinecrest, Florida 33156

If to the Company:

Leonard I. Fluxman

c/o Steiner Management Services

770 South Dixie Highway

Suite #200

Coral Gables, FL 33146

Facsimile Number: (305) 372-9310

9. Entire Agreement; Certain Terms. This Agreement constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof, including, but not limited to all other agreements and arrangements relating to the payment of any compensation to Employee with respect to any services performed, or to be performed on behalf of the Company or any Affiliate. No waiver of any rights under this Agreement, nor any modification or amendment of this Agreement shall be effective or enforceable unless in writing and signed by the party to be charged therewith. When used in this Agreement, the terms "hereof," "herein" and "hereunder" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Governing Law, etc. This Agreement shall be governed by and construed in accordance with the laws of Florida without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be in the state or federal courts, as the case may be, located in Miami-Dade County, Florida (collectively, the "Courts"). Employee hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any of the Courts and any objection on the ground that any such action or proceeding in any of the Courts has been brought in an inconvenient forum. Nothing in this Section 11 shall affect the right of the Company or an Affiliate to bring any action or proceeding against Employee or his property in the courts of other jurisdictions. In the event of any litigation between the parties hereto with respect to this Agreement, the prevailing party therein shall be entitled to receive from the other party all of such prevailing party's expenses in connection with such litigation, including, but not limited, to reasonable attorneys' fees.

12. Severability. It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 6, above, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

13. Non-Waiver. Failure by either the Company or Employee to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

14. Headings. The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

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IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

/s/ Thomas R. Posey	STEINER LEISURE LIMITED By: /s/ Leonard I. Fluxman President and Chief Executive Officer